Independent Auditors' Report


To the Shareholders and Board of Trustees of CMG Investors Trust:

We have audited the accompanying statements of assets and liabilities of the CMG Investors Trust Money Market Fund (the "Fund"), a series of the CMG Investors Trust, as of September 30, 2002, and the related statement of operations, statement of changes in net assets, and the financial highlights for the period from December 12, 2001 (commencement of operations) to September 30, 2002. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the CMG Money Market Fund as of September 30, 2002, the results of its operations, the changes in its net assets, and the financial highlights for the period from December 12, 2001 (commencement of operations) to September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.




November 12, 2002




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